LEASE AGREEMENT

            This Lease Agreement is made this 18th day of September, 2003, by and between LKA International, Inc., a Nevada corporation (LKA), and Au Mining, Inc., a Colorado corporation (Au Mining).

                            RECITALS:

            1. LKA owns certain real and personal property interests including patented and unpatented mining claims, water rights, buildings, fixtures, improvements, equipment, and permits situated in Hinsdale County, Colorado, which are collectively referred to herein as the "Property" and more particularly described in Exhibit A, attached hereto.

            2. Au Mining owns personal property and equipment which it purchased in connection with its operations on the Property.

            3. LKA and Au Mining are currently subject to a Lease Purchase Agreement dated July 1, 1997, by which Au Mining leases the Property, and has exercised its option to purchase the Property. In connection with the exercise of the option to purchase, Au Mining has executed a Promissory Note and Deed of Trust as set forth in the Lease Purchase Agreement, copies of which are attached hereto as Exhibit B.

            4. LKA and Au Mining now wish to terminate the existing Lease Purchase Agreement, including Au Mining's option to purchase any portion of the Property, and enter into a new lease agreement. The new lease agreement shall include a lease of the current workings on the Golden Wonder Property solely, and development and expansion of the Golden Wonder Property beyond its current workings. The Golden Wonder Property is more particularly described in Exhibit C, attached hereto. This lease shall specifically exclude any portion of the Ute Ule Mine and Millsites as such are described in Exhibit A, and Au Mining shall have no further rights or interest to such property.

DEFINITIONS:

            For purposes of this Agreement:

          1. The term "current workings" shall mean production on the Golden Wonder Property contained in levels 1-6 of the Golden Wonder Mine, and areas of the Golden Wonder Property which are necessarily incident to the production on levels 1-6.

            a. The term "new development" shall include, but not be limited to, expansion and development of a lower level to the Golden Wonder Property, and such other areas of the Golden Wonder Property as may be agreed by the parties. Such term shall also include all necessary activities incident to such expansion and the development of new reserves, including permitting, bonding, staking, drilling, purchasing equipment, paying employees, etc.


          NOW, THEREFORE, for good and sufficient consideration as expressed herein, the parties agree as follows:

     1.   TERMINATION OF PRIOR AGREEMENT.

          1.1 Upon execution of this Lease Agreement, the Lease Purchase Agreement dated July 1, 1997, shall terminate, and all terms and conditions stated therein shall be of no further force or effect.

          1.2 Upon execution of this Lease Agreement, LKA shall mark the original Promissory Note signed by Au Mining, "cancelled," and shall release the Deed of Trust recorded on September 20, 2002, in the Hinsdale County public records at Reception No. 92509. Such instruments shall thereafter be of no further force nor effect, Au Mining shall no longer have an option to purchase any portion of the Property, and Au Mining shall thereafter have a lease interest only in the Golden Wonder Property.

     2.   LEASE OF CURRENT WORKINGS.

          2.1 LKA shall continue to lease to Au Mining the current workings on the Golden Wonder Property, including all surface and subsurface areas, permits, claims, easements, ore on-site, rights-of-way, equipment and all improvements located on, or associated with, the current workings on the Golden Wonder Property.

          2.2 Throughout the term of this Agreement and thereafter, LKA shall continue to own the Golden Wonder Property, as well as any additional real or personal property, claims (patented or unpatented) easements, mineral and water rights or any other such properties associated with, adjoining or enhancing further development of the Golden Wonder claims and/or workings acquired by either LKA or Au Mining. Au Mining shall continue to own all personal property, including equipment, owned by Au Mining as of the date of this Agreement or thereafter purchased by Au Mining.

          2.3 Lease Term. The lease term shall run from the date of execution of this Lease Agreement through September 1, 2008, or for such further period as the parties agree to in writing.

          2.4 Responsibility for Costs, Work and Fees. Au Mining shall be responsible for providing all funds necessary to continue its operations in the current workings on the Golden Wonder Property. Au Mining shall also be responsible for payment of all property taxes, assessments, claim and permit filings, performance bonds and any other fees associated with Au Mining's activities in the current workings on the Golden Wonder Property. Copies or other evidence of filings or payments made in this regard will be provided to LKA prior to any lawfully required filing dates.

          2.5 Removal and Sale of Ore. Au Mining may remove and sell precious ores in, on and underlying the Golden Wonder Property in any reasonable and lawful manner, as determined by Au Mining, provided that the following conditions are met:

               2.5.1 Within 30 days of removal, Au Mining shall notify LKA, in writing, of all ore removed from the Golden Wonder Property. Such notification shall include all documentation reasonably necessary to determine the amount, weight, and value of all ores and/or ore concentrates or metals removed. Such documentation shall include, but not be limited to, legal weight/scale slips, mill and smelter receipts, settlement records and/or cash sale receipts.

               2.5.2 Au Mining shall cause a representative sample of all ores, concentrates or metal removed from the Golden Wonder Property to be assayed by an independent, certified assayer. Copies of all such assays shall be included in the documentation described in Section 2.5.1 and 5.2.3 of this Agreement.

               2.5.3 Minimum Royalty Payments

               Au Mining shall pay to LKA a minimum annual royalty of $50,000 per calendar quarter ($200,000 per year). All such payments shall be due within ten days of the first day of each calendar quarter.

          2.6  Net Smelter Payments.

               2.6.1 To LKA. Au Mining shall pay to LKA a royalty equal to ten percent (10%) of all proceeds received from the current workings of the Golden Wonder Property, or to which Au Mining is entitled to receive, after customary and usual deductions for assaying, transportation costs, smelting charges and penalties, severance taxes, and any state and federal royalties, if required, or similar charges for which Au Mining receives no material benefit, from the sale of ore, metals and/or concentrates or any other product or substance produced from the current workings on the sixth level and above of the Golden Wonder Property. Such royalty shall be known as a "net smelter royalty." Net Smelter Payments shall be cumulative and applied to satisfy the "Minimum Royalty Payments" required in 2.5.3 above.

               2.6.2 Distribution of Payments. Ore removed from the current workings of the Golden Wonder Property shall be sold under the current Au Mining and Barrick-Goldstrike contract, or a more favorable future contract. Au Mining will pay the royalties as set forth above to LKA within ten (10) business days of receipt from Barrick-Goldstrike, or other ore purchasers, with copies of accompanying documentation.

     3.         NEW DEVELOPMENT.

          3.1 Scope of Project. LKA and Au Mining will discuss and agree upon the parameters of the new development prior to the commencement of work on the new development. Any necessary or desired changes in such parameters will be agreed upon by the parties before work continues.

          3.2  Viability of New Development. If at any time, LKA or Au
Mining believe the new development is not proceeding at a rate sufficient to justify expenses incurred, if it appears to LKA or Au Mining that future production will not warrant expenses incurred, or if funding is not available, either party may cease work and funding on the new development unless and until the parties agree otherwise, or redefine the nature of the new development in writing. In addition, LKA agrees to promptly notify Au Mining of any adverse information regarding LKA's financial situation or ability to fund or continue to fund the new development.

          3.3 Generation of Funds. LKA intends to generate and provide funding for the new development of the Golden Wonder Property. The parties will discuss and agree upon a method for providing funds for additional equipment beyond that currently budgeted for, or additional capitalization if such becomes necessary, either through the raising of additional funds, or distributing profits from production in the current workings in a different manner.

          3.4 Use of Funds. Funds to be generated and provided by LKA will be utilized by Au Mining primarily to permit and drive a new lower level access tunnel or such other areas as agreed by the parties which will allow further exploration development and production of the Golden Wonder Property. The funds generated by LKA will also be utilized for direct project costs such as: permitting, taxes, utilities, property acquisition, equipment procurement and repair, labor, supply, engineering, freight, ore processing, assay, any = required specialty insurance, etc. LKA will not provide funds for non-cash items, or indirect project costs, such as depreciation, general insurance obligations of Au Mining as required by this Lease Agreement.

          3.5 Application for Funds. Funds necessary for the purchase of rail, electric cable, timber, and necessary equipment will be agreed upon and funded in advance. Twice monthly, Au Mining will submit an itemization with supporting documentation for all expenses incurred or to be expended, including labor, supply, utilities, workers compensation insurance, etc, and proof of timely payment as necessary for permits, assessments, etc., for the new development. Within ten (10) days of receipt of such itemization, LKA will disburse funds to Au Mining to meet all approved expenditures. In addition, Au Mining principals, Lance Barker and Ken Orvis, will be paid $5,000.00 each, twice monthly, for their work in the new development until commercial mining commences.

          3.6 On-Site Work. As the on-site operator, Au Mining will be responsible for all on-site operations of the new development, including, but not limited to, project progress, hiring and supervising personnel, procuring equipment and supplies, maintaining compliance with local, state, and federal requirements, etc.

     4.   TERMS AND OBLIGATIONS UPON COMMENCEMENT OF THE NEW DEVELOPMENT.

            Upon commencement of the new development, the parties' lease terms and obligations shall be restructured as follows:

          4.1 Continuation of Net Smelter Royalty. Au Mining will continue to pay to LKA a 10% net smelter royalty on any and all ore removed from the current workings (6th level and above) on the Golden Wonder Property as defined in Section 2.6.1.

          4.2 Royalty to LKA. If LKA has fully funded any new development, LKA will receive a net profit royalty of 40% on production from such newly developed areas And Au Mining will retain 60% of the net profits on production from such newly developed areas. All approved costs of production, including those identified in Section 3.6, shall be deducted prior to either party receiving payment.

          4.3 Proportionate Interest. If LKA is unable or unwilling to fully fund any new development but such new development is nonetheless completed and production commences, LKA will receive a net profit royalty proportionate to its contribution. For example, if LKA funds only one-half the cost of any new development then LKA's share of the net profit royalty shall be reduced by one-half and Au Mining will retain the remaining net profit.

          4.4 Lease Term. The lease term upon commencement of the new development shall be for a term of five (5) years and will commence on September 1, 2003. The lease terms will apply to the entire Golden Wonder Property, including current workings unless the term is extended in writing by the parties.

     5. GENERAL PROVISIONS. These general provisions are applicable to the entire Lease Agreement.

          5.1 Additional Future Development. If LKA desires to undertake additional projects on the Golden Wonder Property, and Au Mining does not wish to participate, LKA may proceed at its own cost, and will obtain the full benefit of any resulting profit. If Au Mining desires to undertake additional projects on the Golden Wonder Property, and such projects are approved by LKA, but LKA does not wish to participate, Au Mining may proceed at its own cost and will split any net smelter return, 90% to Au Mining, and 10% to LKA.


          5.2  Representations, Rights and Responsibilities of Au Mining.

               5.2.1 Rights on Property. As the on-site operator, Au Mining shall have the right, legal authority and responsibility for all mining, developing, exploring, constructing facilities required for such purposes, maintaining access to and from the Golden Wonder Property, conducting assessment work, disposing of waste material, and all associated activities. Au Mining shall safely conduct all such activities in accordance with generally accepted mining industry standards and all applicable laws and regulations governing such activity.

               5.2.2 Au Mining shall conduct all activities on the Golden Wonder Property in a manner which will not materially impair or preclude the current viability or future exploration and development of the Golden Wonder Property, except as necessary to conduct operations contemplated by this Agreement. If Au Mining causes or determines that a condition exists that may impair the Golden Wonder Property, then Au Mining agrees to notify LKA immediately and cease activity in the "affected area" of the Golden Wonder Property until LKA and Au Mining jointly determine and agree upon steps required to remedy the problem.

               5.2.3 Au Mining agrees to provide to LKA, on a timely basis, all maps, reports, significant discoveries, assays, milling formulas, metals recovery information, milling techniques and results and all other materially relevant information pertaining to the Golden Wonder Property and its economic viability.

               5.2.4 Insurance. Au Mining and LKA shall each be separately responsible for providing and funding their own insurance needs, and shall indemnify and hold the other party harmless should the lack of any necessary insurance give rise to liability to that party charged with the obligation of providing insurance.

          5.3  Representations, Rights, and Responsibilities of LKA.

               5.3.1 Ownership of Property. LKA represents that it is the sole owner of the Golden Wonder Property and as such has authority to enter into this Agreement. LKA further represents that it is aware of nothing that would prevent or inhibit Au Mining's rights to mine the Golden Wonder Property or to engage in expansion and development of the Golden Wonder Property as contemplated by this Agreement, and that it has not knowingly violated any laws, ordinances, regulations, or rules relating to the disposal of wastes, toxic or hazardous chemicals, and that it shall remain in compliance with such rules or regulations with reference to all such materials.

               5.3.2 Right of Inspection. LKA shall have the right to inspect the Golden Wonder Property at any reasonable time, at its own expense, provided that such inspections do not directly interfere with Au Mining's activities on the Golden Wonder Property. LKA shall give Au Mining at least 24 hours prior notice of LKA's intended inspection.

          5.4  Sale or Assignment.

               5.4.1 Au Mining. Au Mining shall not pledge, assign or transfer its rights under the terms of this Agreement without the express written authorization of LKA. Au Mining also agrees not to take any action or engage in any activity that will encumber the title of the Golden Wonder Property.

               5.4.2 LKA. LKA agrees not to sell, assign, mortgage, convey or otherwise encumber the Golden Wonder Property unless the instrument of such an assignment or conveyance specifically contains a reference to this Agreement and provides that so long as Au Mining is not in default of the terms of this Agreement then Au Mining shall continue in possession of the Golden Wonder Property and enjoy all rights guaranteed by this Agreement. LKA agrees to provide Au Mining with sixty (60) days prior written notice of any such sale or conveyance. Au Mining shall have a first right of refusal to purchase LKA's interest in the Golden Wonder Property.

          5.5 Indemnification. Au Mining agrees to indemnify, hold harmless and defend LKA from any claims arising from Au Mining's activities on or involving the Property. LKA agrees to indemnify, hold harmless and defend Au Mining against any actions or liabilities that may arise as a result of LKA's previous activities on, or related to, LKA's ownership of the Property, including liabilities associated with the reclamation obligations of LKA which predate this Agreement. In the event that Au Mining is prevented from mining the Property, or engaging in exploration and development as contemplated by this Agreement (as a result of LKA's previous activities or negligence), then LKA, at its sole expense, shall take whatever action is reasonably required to remedy the problem in a timely manner.

          5.6 Default Provisions. Upon default by either party, the other party may terminate this Lease Agreement and recover damages incurred as a result of such default, or may seek specific performance of the terms of this agreement. Prior to instituting any action for termination of the Lease Agreement, damages, or specific performance, the non-defaulting party must deliver written notice of the default to the other party, which notice shall provide for thirty (30) days in which the other party may cure the default.

               5.6.1 Purpose of Default Provisions. Without limiting the rights of either party under this Section, the parties agree that unforeseen circumstances may arise which could make performance by either or both parties difficult or impossible from time to time, but not necessarily rise to the level of "force majeure" as set forth below. It is therefore the intent of the parties to work through such periods and not to rely on the default provisions set forth above to terminate the Lease Agreement, unless there are repeated instances of default, or a party is not acting in good faith to prevent default under the terms of this Lease Agreement.

          5.7 Force Majeure. If either party to this Agreement is delayed, interrupted or prevented from performing its obligations under the terms of this Agreement by reasons of "force majeure," then that party will be temporarily relieved from its obligations until the period or event giving rise to the force majeure has lapsed. Force Majeure conditions include disabilities arising from causes beyond the reasonable control or expectation of the affected party including, acts of God, accidents, fires, labor trouble, unavailability of supplies and equipment, orders or requirements of courts and/or government agencies (provided that such orders do not result from the negligence or inappropriate activities of the affected party), or the inability to obtain environmental or operating permits that may be required by governmental authorities.

          5.8 Notices. Notices, payments and other communications required by this Agreement shall be effective on the day of receipt and shall be addressed as follows:

                          LKA International, Inc.
                          3724 47th Street Court NW
                          Gig Harbor, WA 98335
                          Telephone:        (253) 851-7486
                          Facsimile:        (253) 851-5449

                          Au Mining, Inc.
                          21599 Highway 550
                          Ridgway, CO 81432
                          Telephone:        (970) 944-0199
                                            (970) 944-0155
                          Facsimile:        (970) 944-0199

     5.9 Binding Agreement. The rights, duties, and obligations created by this Agreement shall be binding upon the parties, their heirs, executors, administrators, sublessees and assigns. Both Au Mining and LKA represent that they are not acting as agents for others and are participating in this Agreement for their sole benefit.

     5.10 Severability. If any one or more provisions of this Agreement shall be determined to be invalid, unenforceable, or illegal, the remaining provisions shall not be affected or impaired.

     5.11 Entire Agreement. The entire agreement of parties is as herein written. The parties are not bound by any agreements, understandings, conditions or inducements other than those set forth in this Agreement. No change, alteration, or amendment of any of the terms of this Agreement shall be valid unless such changes are in writing and signed by both parties.

     5.12 Construction of Agreement. This Agreement shall be construed in accordance with the laws of the State of Colorado. If either party to this Agreement employs legal counsel or brings an action at law or other proceeding against the other party to enforce any of the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and other expenses directly associated with such action. Any judgment secured by the prevailing party shall include these fees and expenses. This Agreement was drafted by counsel representing both parties after written consent. This Agreement may not be construed in favor of or against either party.

LKA International, Inc., a  Nevada corporation


/s/ Kye A. Abraham                               Date: 9-18-03
------------------                                     -------
By: Kye A. Abraham, President



Au Mining, Inc., a Colorado corporation


/s/ Lance W. Barker                              Date: 8/29/2003
-------------------                                    ---------
By: Lance Barker, President and Shareholder



/s/ Ken Orvis                                    Date: 8-29-03
-------------                                          -------
By: Ken Orvis, Officer and Shareholder